MDU Resources Announces First Quarter Earnings

BISMARCK, ND - April 23, 2002 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the three months ended March 31, 2002, showing consolidated earnings of $23.5 million compared to $32.5 million for the same period last year. Earnings per common share, diluted, totaled 34 cents, compared to 49 cents a year ago. First quarter 2002 earnings include the effects of a compromise agreement resulting in a $16.6 million after-tax non-recurring gain. Revenues totaled $382 million, a 40 percent decrease from a year ago, reflecting largely the sale by the company of the vast majority of its low-margin energy marketing operations in mid-2001, realized natural gas prices that were 60 percent lower and realized oil prices that were 27 percent lower than those of a year ago, and lower revenues at our natural gas distribution segment, largely the result of lower commodity prices.

"First quarter earnings decreased 28 percent due largely to significantly lower natural gas and oil prices as compared to the similar period last year," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "We can't control commodity prices, however, we are very optimistic about the rest of the year. Commodity markets are already strengthening and, given the recent favorable weather, our construction-related businesses are beginning to work on their extensive construction backlogs. The American economy is recovering from the September 11th tragedy, and the businesses that make up our corporation are the backbone of our country's infrastructure. Our strategic growth initiatives have built a strong company and our company helps build a strong America."

"Despite first quarter earnings that were lower than anticipated, we are confident that we will achieve our 2002 earnings goals. Accordingly, we are re-affirming our guidance of projected earnings per common share, diluted, range for 2002 of $2.05 to $2.30 that was provided earlier this year. Excluding the benefit of the compromise agreement discussed earlier, earnings per common share from operations are projected to be in the approximate range of $1.85 to $2.10," White said.

                  QUARTERLY PERFORMANCE SUMMARY

Natural Gas and Oil Production
Earnings at the natural gas and oil segment were $21.1 million, including the previously mentioned gain on a compromise agreement, compared to $28.0 million in the first quarter of 2001. The company's combined natural gas and oil production increased 13 percent, largely from production in the Rocky Mountain area. These gains were more than offset by realized natural gas prices that were 60 percent lower than the same period last year while realized oil prices were 27 percent lower than a year ago.

Electric
Electric segment earnings decreased by $1.3 million to $3.5 million, largely the result of significantly lower average realized wholesale electric prices due to weaker demand in the wholesale markets, combined with higher fuel and purchased power costs. Lower operation and maintenance expense and decreased interest expense partially offset the earnings decrease.

Natural Gas Distribution
Earnings at the natural gas distribution segment increased to $4.5 million, compared to $2.7 million in the same period last year. The increase was due to slightly higher retail sales, increased returns on natural gas held in storage, higher non-regulated service and repair margins and lower operation and maintenance expense.

Utility Services
At the company's utility services operations earnings totaled $1.3 million, down $700,000 from first quarter 2001 earnings. Increased storm related repair work in the central United States, slightly lower interest expense and earnings from companies acquired since the comparable period last year were more than offset by an anticipated slowdown in fiber optic construction work.

Construction Materials and Mining
As anticipated, this segment experienced seasonal first quarter losses from existing operations, combined with normal seasonal losses from acquisitions made since the first quarter of last year. First quarter seasonal losses increased by $2.3 million from the $7.4 million experienced in the first quarter of 2001. In addition the absence of earnings from the company's coal operations which were sold in April 2001 added to the seasonal losses. Slightly offsetting the 2002 first quarter losses were reduced seasonal losses at existing operations. Earnings prospects from the construction materials and mining companies for the next three quarters remain sound given the nearly $200 million in backlog, as of mid-April 2002.

Pipeline and Energy Services
At the company's pipeline and energy services segment, earnings increased slightly to $2.8 million, due to higher gathering volumes at higher average rates. This increase was partially offset by higher operation and maintenance costs, largely related to expansion of the gathering system to accommodate increasing natural gas volumes.

Corporate News
The company's construction materials subsidiary completed acquisitions in Minnesota in March and April. An asphalt and aggregate company serving northwestern Minnesota and eastern
North Dakota and a leading concrete supplier with ready-mixed concrete and sand and gravel operations serving central Minnesota were included in the acquisitions. The newly acquired companies, with combined annual revenues exceeding $40 million, supply ready-mixed concrete and aggregates for a variety of projects including county, state and federal roads; airports; driveways; and commercial parking lots. Also in April, our utility services segment acquired F. J. Johnson, Inc. (Johnson) of Anaheim, California. Johnson specializes in the installation, maintenance and repair of traffic signal and public lighting systems. These acquisitions are expected to add to earnings per share.

Progress continues on the construction of a 200-megawatt natural gas-fired generating facility in Brazil. The first phase of this project is on schedule to begin production during the second quarter of this year.

The company will host a webcast on April 24, 2002, beginning at 12:00 noon CDT to discuss first quarter results and earnings guidance for the coming year. The event can be accessed at http://www.mdu.com. Listeners should go to the Web site up to 15 minutes before the event to register and download any necessary audio software. An audio postview replay is also available beginning at 4:00 PM CDT on April 24 through May 1, 2002. The dial in number for postview is (800) 633-8284; reservation number 20443899.

                             OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company over the next few years and other matters for each of its six business segments. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Safe Harbor for Forward-looking Statements." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

MDU Resources Group, Inc.
* Earnings per share, diluted, for 2002 are projected in the $2.05 to $2.30 range. Excluding the benefit of the compromise agreement previously mentioned, earnings per share from operations are projected to be in the approximate range of $1.85 to $2.10.
* Weighted average diluted common shares outstanding for the twelve months ended December 31, 2001, were 67.9 million. The company anticipates a 5 percent to 10 percent increase in weighted average diluted shares outstanding by 2002 year end.
* The company expects the percentage of 2002 earnings per share from operations, excluding the benefit of the compromise agreement, by quarter to be in the following approximate ranges:
       -    Second Quarter - 19 percent to 24 percent
       -    Third Quarter - 39 percent to 44 percent
       -    Fourth Quarter - 29 percent to 34 percent
* The company's long-term growth goals on compound annual earnings per share from operations are in the range of 10 percent to 12 percent. However, the current state of the economy has added uncertainty in the ability of the company to achieve this goal particularly in the early years of the planning cycle.
* The company expects to issue and sell equity from time to time to keep its debt at the nonregulated businesses at no more than 40 percent of total capitalization.
* The company anticipates investing approximately $540 million in capital expenditures during 2002, including potential future acquisitions.
* The company estimates that the benefit resulting solely from the discontinuance of goodwill amortization would be 5 to 6 cents per common share in 2002.

Electric
* Due to growing electric demand, a 40-megawatt natural gas turbine power plant may be added in the three to five year planning horizon.
* Currently, the company is working with the state of North Dakota to determine the feasibility of constructing a 500-megawatt lignite-fired power plant in western North Dakota. The first preliminary decision is expected in December 2002.

Natural Gas Distribution
* Annual natural gas throughput for 2002 is expected to be approximately 56 million decatherms, with about 39 million decatherms from sales and 17 million decatherms from transportation.
* In April, the natural gas distribution segment filed with the North Dakota Public Service Commission for a natural gas rate increase. The company is filing for a total of $2.8 million or
  4.1 percent above current rates.

Utility Services
* Revenues for this segment are expected to exceed $500 million in 2002.
* As of mid-April, the utility services segment had approximately $167 million in backlog.
* Earnings for 2002 are expected to increase by over 50 percent.
* Over the next five years, this segment expects to reach $1 billion in revenues and $50 million in earnings.
* This segment's goal is to achieve compound annual revenue and earnings growth rates of approximately 20 percent to 25 percent over the next five years.

Pipeline and Energy Services
* In 2002, natural gas throughput from this segment, including both transportation and gathering, is expected to increase by approximately 5 percent.
* A 247-mile pipeline to transport additional natural gas to market and enhance the use of the company's storage facilities is currently under regulatory review. Depending upon the timing of the receipt of the necessary regulatory approval, construction completion could occur as early as late 2003.
* The company continues to pursue electric generation opportunities in Brazil. These projects are targeted toward a niche market where we will provide energy on a contract basis in order to reduce risk. The first phase of the generating facility is on schedule to begin production during the second quarter of 2002.

Natural Gas and Oil Production
* Combined natural gas and oil production at this segment is expected to be approximately 30 percent higher in 2002 than in 2001.
* This segment expects to drill approximately 500 wells in 2002, 300 of which are expected to be drilled in the Powder River Basin.
* Natural gas prices in the Rocky Mountain Region for May through December 2002 reflected in the company's 2002 earnings estimates are in the range of $2.25 to $2.75 per Mcf. The company's estimates for natural gas prices on the NYMEX for May through December 2002 reflected in the company's 2002 earnings estimates are in the range of $2.75 to $3.25 per Mcf. During 2001, more than half of this segment's natural gas production was priced using Rocky Mountain prices.
* NYMEX crude oil prices reflected in the company's 2002 earnings estimates are in the range of $20 to $24 per barrel for 2002.
* This segment has hedged a portion of its 2002 production.
  The company has entered into swap agreements and fixed price forward sales representing approximately 25 percent to 30 percent of 2002 estimated annual natural gas production. These natural gas swaps are at various indices and range from a low CIG index of $2.73 to a high NYMEX price of $4.34. The company has also entered into oil swap agreements at average NYMEX prices in the range of $24.80 to $25.90 per barrel, representing approximately 30 percent to 35 percent of the company's 2002 estimated annual oil production.
* In addition to these 2002 hedges, the company has hedged a portion of its 2003 production. The company has entered into costless collars and fixed price forward sales, representing approximately 5 percent to 10 percent of 2003 estimated annual natural gas production. The costless collars range from approximately $3.15 to $4.25 per Mcf NYMEX.

Construction Materials and Mining
* Excluding the effects of potential future acquisitions, aggregate volumes are expected to increase by approximately 15 percent to 20 percent in 2002 and asphalt and ready-mixed concrete volumes are expected to increase by 5 percent to 10 percent in 2002.
* Revenues for this segment are expected to exceed $900 million in 2002.
* As of mid-April 2002, the construction materials and mining unit had nearly $200 million in backlog.
* This segment's goal is to achieve compound annual revenue and earnings growth rates of approximately 10 percent to 20 percent over the next five years. However, the current state of the economy has added uncertainty in the ability of the company to achieve this goal particularly in the early years of the planning cycle.

Safe Harbor for Forward-looking Statements
The information in this release includes certain forward-looking statements, including earnings per share guidance, growth strategies, business opportunities, sales volume increases and natural gas and oil commodity price estimates and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results or outcomes for the company to differ materially from those in the forward-looking statements include natural gas and oil commodity prices, prevailing governmental policies and regulatory actions with respect to allowed rates of return, financings, or industry and rate structures, acquisition and disposal of assets or facilities, operation and construction of plant facilities, recovery of purchased power and purchased gas costs, present or prospective generation and availability of economic supplies of natural gas. Other important factors include the level of governmental expenditures on public projects and the timing of such projects, changes in anticipated tourism levels, the effects of competition (including but not limited to electric retail wheeling and transmission costs and prices of alternate fuels and system deliverability costs), drilling successes in natural gas and oil operations, the ability to contract for or to secure necessary drilling rig contracts and to retain employees to drill for and develop reserves, ability to acquire natural gas and oil properties, the availability of economic expansion or development opportunities, political, regulatory and economic conditions and changes in currency rates in foreign countries where the company does business, political and economic risks, economic disruptions caused by terrorist activities, changes in and compliance with environmental and safety laws and policies, weather conditions, population growth rates and demographic patterns, market demand for energy from plants or facilities, changes in tax rates or policies, unanticipated project delays or changes in project costs, unanticipated changes in operating expenses or capital expenditures, labor negotiations or disputes, changes in credit ratings or capital market conditions, inflation rates, inability of the various counterparties to meet their contractual obligations, changes in accounting principles and/or the application of such principles to the company, changes in technology and legal proceedings, and the ability to effectively integrate the operations of acquired companies. For further discussion refer to the company's 2001 Annual Report on Form 10-K at Item 7 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements.

MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes electric and natural gas utilities, a natural gas pipeline, utility services, natural gas and oil production, construction materials and mining, and energy services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

                         * * * * * * * *
Contacts:
Warren L. Robinson - Executive Vice President, Treasurer and
Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959

                    MDU RESOURCES GROUP, INC.
                     COMPARATIVE HIGHLIGHTS



                                             THREE MONTHS ENDED
                                                  MARCH 31,
                                              2002        2001
                                           ----------  ----------
Revenues (in millions):
  Electric                                 $     40.1  $     43.0
  Natural gas distribution                       71.7       140.9
  Utility services                              108.3        67.3
  Pipeline and energy services                   42.5       269.6
  Natural gas and oil production                 62.4        71.6
  Construction materials and mining              93.3        92.6
  Intersegment eliminations                     (36.4)      (43.8)
                                           ----------  ----------
    Total                                  $    381.9  $    641.2
                                           ==========  ==========

Operating Income (in millions):
  Electric                                 $      7.8  $     10.4
  Natural gas distribution                        7.3         5.5
  Utility services                                3.1         4.5
  Pipeline and energy services                    5.8         6.1
  Natural gas and oil production                 34.8        46.6
  Construction materials and mining             (13.0)       (9.6)
                                           ----------  ----------
    Total                                  $     45.8  $     63.5
                                           ==========  ==========

Net Income (in millions)                   $     23.7  $     32.7
                                           ==========  ==========

Earnings on Common Stock (in millions):
  Electric                                 $      3.5  $      4.8
  Natural gas distribution                        4.5         2.7
  Utility services                                1.3         2.0
  Pipeline and energy services                    2.8         2.4
  Natural gas and oil production                 21.1        28.0
  Construction materials and mining              (9.7)       (7.4)
                                           ----------  ----------
    Total                                  $     23.5  $     32.5
                                           ==========  ==========

Earnings Per Common Share:
  Basic                                    $      .34  $      .50
  Diluted                                  $      .34  $      .49

Weighted Average Common Shares
  Outstanding (in millions):
    Basic                                        69.5        65.4
    Diluted                                      70.0        66.0

Electric (thousand kWh):
  Retail sales                                558,828     549,642
  Sales for resale                            226,597     267,638

Natural Gas Distribution (Mdk):
  Sales                                        16,552      16,215
  Transportation                                3,641       4,181

Pipeline and Energy Services (Mdk):
  Transportation                               18,389      18,939
  Gathering                                    16,927      14,563

Natural Gas and Oil Production:
  Natural gas (MMcf)                           11,403       9,689
  Oil (000's of barrels)                          481         494

Construction Materials and Mining (000's):
  Aggregates (tons)                             3,576       2,689
  Asphalt (tons)                                  167         124
  Ready-mixed concrete (cubic yards)              401         391